EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, $0.0001 per share, of PharmAthene, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of October 10, 2008.

KELISIA HOLDINGS LIMITED

By:	/s/ Guardstand Limited
Name:	Duly represented by Mr. Paulou Paulou
Title:	Director

PANACEA BIOTEC LIMITED

By:	/s/ Rajesh Jain
Name:	Rajesh Jain
Title:	Joint Managing Director